UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

ETELOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26828 Maple Valley Highway #297 Maple Valley, Washington		98038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 458-4510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 30, 2009, we entered into an amendment agreement with the holder of our outstanding 6% secured convertible debentures in an aggregate principal amount of $5.5 million issued in January 2008 and April 2008 and our outstanding warrants to purchase up to 666,666 shares of our common stock issued in January 2008 and April 2008.

With respect to the debentures, under the terms of the amendment agreement, the parties agreed to:

•                                          extend the date of maturity to December 31, 2012 (with respect to the debentures issued in January 2008, the maturity date was January 31, 2010 and with respect to the debentures issued in April 2008, the maturity date was April 30, 2010);

•                                          eliminate the monthly redemption requirement;

•                                          require that all future interest payments be made in cash (previously, we could make payments in shares of our common stock);

•                                          reduce the interest rate to 0% per annum until September 30, 2010;

•                                          defer interest payments until January 1, 2011;

•                                          require all accrued but unpaid interest prior to September 30, 2010 accrue to the principal amount and be payable on the date of maturity;

•                                          waive any event of default arising out of the nonpayment of any accrued interest as of the date of the amendment agreement; and

•                                          modify the anti-dilution protection provisions such that the conversion price will not be reduced to less than $0.10 as a result of any subsequent equity sales.

The reduction in interest rate, deferment of interest payments, and elimination of the right to make interest payments in shares of common stock significantly reduce the short term cash requirements for our company and the potential for future dilution to our stockholders that could have occurred as a result of the issuance of shares of our common stock to meet interest and monthly redemption payment obligations.

In addition, under the terms of the amendment agreement, the holder of the warrants was granted the right to exchange such outstanding warrants for shares of our common stock at the rate of one share of common stock underlying such warrants for one share of common stock.  In exchange, the anti-dilution protection under the warrants was eliminated.  Previously the exercise price of the warrants would decrease, and the number of shares issuable upon exercise would increase, generally, each time we issued common stock or common stock equivalents at a price less than the exercise price of the warrants.  The amendment agreement eliminates the potential for future dilution from the warrants.

Under the terms of the amendment agreement, the parties also agreed to terminate the registration rights agreement dated January 31, 2008, as amended on April 22, 2008, and each agreed to waive any and all defaults that may have occurred under such agreement. We further agreed to provide an additional remedy to the holder if we fail to satisfy, for any reason, the current public information requirement under Rule 144(c).

This summary is qualified in its entirety by reference to the amendment agreement, which is filed as an exhibit to this report and incorporated herein by this reference.

Item 9.01.              FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit No.	Description
10.1	Amendment Agreement dated June 30, 2009
99.1	Press release issued on July 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETELOS, INC.

Dated: July 1, 2009	By:	/s/ Kennedy A. Brooks
Kennedy A. Brooks Vice President & General Counsel